Novelis

August 22, 2006

CONFIDENTIAL PERSONAL INFORMATION

Mr. Nick Madden
Zurich, Switzerland

Dear Nick,

It is my pleasure to confirm the offer for the position of Vice President, Metal and Procurement at Novelis Inc. located in Atlanta, Georgia, USA reporting to me.

The terms and conditions of this assignment are as follows:

1. **STARTING DATE AND DURATION**

   The effective date of your appointment is expected to be October 1, 2006, however it is contingent upon successful completion of U.S. immigration and work permit requirements, for you and your family. Ms. Mary Sundelin will initiate these procedures on your behalf. Mary is located in Mayfield Heights, Ohio and her telephone number is (440) 423-6893. This assignment is anticipated to be permanent.

2. **COMPENSATION PACKAGE**

   During this assignment, your status will be that of a regular salaried employee of Novelis, Inc. in the United States.

   Your compensation and benefits package is designed to provide you with a level of income and benefits which are similar to those of your peers in the United States in a similar position.

   Should the nature of this assignment or the position itself change significantly, then certain parts of this letter may have to be discussed with you.

Novelis

a) **Grade**

The job grade for this position is a 45.

b) **Base Salary**

Your starting base salary in the United States will be US $260,000 per annum. Your salary will be administered in accordance with practices in the United States. Your next salary review will be April 1, 2007.

c) **Method of Salary Payment**

The entire amount of net income is disbursed by Novelis Corporation and deposited to your bank account in the United States, in US dollars.

3. SHORT TERM INCENTIVE PLAN (STIP)

You will continue to participate in the Short Term Incentive Plan (STIP) as administered in Novelis for job grade 45. The guideline bonus in 2006 for Job Grade 45 is 45% of base salary. Any award payable, for the period starting January 1, 2006 until your start date in the United States will be calculated on your European role. Any award payable from your transfer date to year end will be calculated on your U.S. role..

4. Long Term Incentive Plan (LTIP)

You will be eligible for participation in Novelis' LTI program. Novelis is in the process of developing a new plan for approval by shareholders in October.

5. Transfer Bonus

Novelis

You will receive a one-time transfer bonus payment of US $50,000 at the time of your transfer. This bonus will be paid in the United States and is subject to U.S. income tax withholdings.

6. PENSION PLAN, SOCIAL SECURITY AND OTHER EMPLOYEE BENEFITS

a) Pension Plan Membership

You will be eligible for the Novelis Pension Plan (US) and the Novelis Supplemental Retirement Benefits Plan. In addition, you will receive a pension supplement calculated on the basis of your service from the transfer date, up to a maximum of $50,000 per year. The level of this supplement will increase at the rate of $10,000 per year, commencing on the first anniversary of your transfer, calculated on a monthly basis, until it reaches the level of $50,000 per year on your fifth anniversary from the transfer. A schedule that details your pension treatment is attached.

b) Social Security

You will join the Social Security Scheme in the United States.

c) Other Benefits

For the duration of the assignment you and your family will be eligible to participate in the following Novelis, Inc. benefit plans:

Life Insurance Plan
Employee Saving Plan
Medical Plan
Prescription Drug Plan
Dental Plan
Executive Physical Examination Program
Short Term and Long Term Disability Plans
Business Travel Accident Plan

Novelis

7. Severance

In the event of your involuntary termination for reason other than cause, you will receive the benefits from the Novelis Corporation (US) severance policy applicable at the time. The company will consider your service for severance calculation purposes only as from your initial date of hire with Alcan - 21 years, 10 months service at time of transfer..

8. Change of Control

Novelis management is in the process of developing a change of control policy that will take effect January 7, 2007, the content of which and participant list is subject to approval by the Board of Directors. Management will be recommending to the Board that the VP Metal and Procurement position be covered by an individual change in control agreement.

For the interim period (October 1, 2006 through January 7, 2007), management will be recommending at the August 24 Board meeting that this position be included within a change of control policy designed by Alcan prior to the time of the spin-off. The only material change to the terms of that original Alcan program is the requirement for a change of control to occur from the existing ownership of Novelis.

9. Relocation

a) Business class airfare for you and your family via the most direct route between Zurich and Atlanta, as well as reasonable expenses arising from travel, will be for Novelis' account.

b) As part of your relocation to Atlanta, USA, you will be provided with assistance in administrative issues. Please contact Ken Grillo, Novelis Cleveland.

c) You will be entitled to a relocation allowance on one month's base salary, payable in September on the basis of your current salary. Any federal, state and local income taxes assessed on this payment will be for Novelis' account.

Novelis

d) Novelis will be responsible for the cost of shipping your household goods and personal effects, as well as for the cost for a small air shipment of personal effects and soft furnishings (clothes, bed ad bathroom linens, etc.) from Zurich to Atlanta.

e) You may, upon arrival, reside in a temporary furnished apartment in the Atlanta area. The basic rental cost for the first month plus meals and incidentals for the first seven days will be for Novelis' account.

10. AUTOMOBILE

a) Zurich

If they are less than eight years old Novelis will establish a guaranteed sale price for your personal vehicle(s) based on published market resale value. Upon submission of appropriate documents, you will be reimbursed for any shortfall between sale price and actual price. The maximum reimbursement is limited to 15% of the guaranteed sale price(s). You are responsible for arranging and executing this sale before leaving the Zurich.

Novelis will pay for the shipment to the United States of the Porsche you currently own. Any regulatory issues, such as emissions, duty and taxes are on your account.

b) United States

In the USA, Novelis will provide you with a leased automobile according to the US car policy (Novelis' Leased Vehicle Program). Novelis will pay operating and maintenance costs for the vehicle. The personal use of a company provided vehicle is a taxable benefit to you. These taxes are for your account. Details of the program will be explained to you upon arrival.

11. FLEXPERKS

You will also be entitled to Flexperks Plan as provided to executive employees of Novelis in the United States. This plan provides $7,000 per

Novelis

year to provide financial counseling, tax preparation, and club membership.

12. HOUSING

a) Zurich

Novelis Corporation will assist with the cost of selling your house in Zurich in accordance with the Novelis Home Sale assistance program. Details of this program will be made available to you.

b) United States

Novelis Corporation will assist you with the cost of purchasing your house in the Atlanta area in accordance with the Novelis Home purchase assistance program.

13. VACATION

Any prior period vacation or leave entitlements you have accumulated in Zurich should be cleared before taking up this appointment. Your vacation will be a total of 25 days per year plus statutory and Company designated holidays. Your vacation entitlement will be governed by the Novelis Inc. vacation policy in the United States. Your prior service will be recognized in the U.S. for future vacation entitlements. The vacation year in the U.S. is administered on a calendar year basis. There is no carry-over from year to year.

14. HOME LEAVE TRAVEL COSTS

Atlanta has been designated as your Home Base. However, you and your Spouse will be entitled to one round-trip full-economy class airfare for travel between Atlanta and Europe by the most direct route, after the first 12-month period of your assignment in the United States. The cost of the airfare will be for Novelis' account. All other incidental expenses incurred during any home leave trip will be for your account. All further personal travel to Europe will be on your account.

Novelis

15. PREPARATION OF INCOME TAX

It is strongly recommended that you take professional tax advice, both in Zurich and in the USA, prior to leaving and prior to making any major financial decisions arising from this transfer.

In the USA, you will be provided with the services of Ritchie Financial Group (c/o: Mr. Greg Ritchie, tel. 330-659-2000) for USA income tax return preparation. The cost of these services for one year will be for Novelis' account.

Should you require similar services in Zurich before and/or during the course of your assignment in the USA, we are prepared to make arrangements for appropriate consulting support. Please discuss this matter with Gottfried Weindl. The cost of the services which have come up due to the transfer will be for Novelis' account as well.

16. EDUCATION

The company will reimburse you for the cost of private school in Atlanta for any children in grades 1 through 12 as long as you are based in Atlanta. This benefit is subject to approval by the company for a schedule of schools. You will receive further details of this benefit.

17. CHANGE OF STATUS

In the event that the anticipated duration of this assignment or the position itself changes significantly from what is set out in this letter, then the affected terms and conditions will be re-discussed with you. This does not preclude the possibility that you may be offered another suitable position within the Novelis Group of Companies for your consideration.

18. REPATRIATION TO ZURICH

This transfer is considered a permanent assignment and relocation to the United States. There are no provisions in this offer for repatriation back to Europe.

Novelis

19. CONTACTS

Your contact in Europe for assistance with your relocation is Gottfried Weindl, Zurich. Your contact in the US is Ken Grillo, Cleveland.

We hope that you find these terms satisfactory and would appreciate your signing and returning one copy of this letter to indicate your acceptance.

Yours sincerely,

Martha L Brooks

Mrs. Martha Brooks
Chief Operating Officer

Accepted: N G Madden
Nicholas Madden

Dated: 30 August 2006.

File: 11168 Aug08/2006 DJH